For Immediate Release

WWE®  & BOARD OF DIRECTORS JOINT RELEASE

STAMFORD, Conn., June 17, 2022 – WWE and its Board of Directors jointly released the following statement today:

Independent directors continue review of alleged executive misconduct

Stephanie McMahon named interim CEO and interim Chairwoman

Stamford, Conn. – WWE (NYSE: WWE) and the Board of Directors today announced that a Special Committee of the Board is conducting an investigation into alleged misconduct by its Chairman and CEO Vincent McMahon and John Laurinaitis, head of talent relations, and that, effective immediately, McMahon has voluntarily stepped back from his responsibilities as CEO and Chairman of the Board until the conclusion of the investigation.  McMahon will retain his role and responsibilities related to WWE’s creative content during this period and remains committed to cooperating with the review underway.

The Special Committee has appointed Stephanie McMahon to serve as interim CEO and interim Chairwoman.

“I have pledged my complete cooperation to the investigation by the Special Committee, and I will do everything possible to support the investigation.  I have also pledged to accept the findings and outcome of the investigation, whatever they are,” said Mr. McMahon.

“I love this company and am committed to working with the Independent Directors to strengthen our culture and our Company; it is extremely important to me that we have a safe and collaborative workplace.  I have committed to doing everything in my power to help the Special Committee complete its work, including marshaling the cooperation of the entire company to assist in the completion of the investigation and to implement its findings,” said Ms. McMahon.

WWE and its Board of Directors take all allegations of misconduct very seriously.  The Independent Directors of the Board engaged independent legal counsel to assist them with an independent review.  In addition, the Special Committee and WWE will work with an independent third-party to conduct a comprehensive review of the company’s compliance program, HR function and overall culture.

The Company and the Board do not expect to have further comment until the investigation is concluded.

About WWE

WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The Company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family-friendly entertainment on its television programming, premium live event, digital media and publishing platforms. WWE’s TV-PG programming can be seen in more than 1 billion homes worldwide in 30 languages through world-class distribution partners including NBCUniversal, FOX Sports, BT Sport, Sony India and Rogers. The award-winning WWE Network includes all premium live events, scheduled programming and a massive video-on-demand library and is currently available in more than 180 countries. In the United States, NBCUniversal’s streaming service, Peacock, is the exclusive home to WWE Network.

Additional information on WWE (NYSE: WWE) can be found at wwe.com and corporate.wwe.com.

WWE Media Contact
Chris Legentil

Chris.Legentil@wwecorp.com

WWE Investor Contact
Seth Zaslow

Seth.Zaslow@wwecorp.com

Trademarks:  All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This press release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to: the impact of the COVID-19 outbreak on our business, results of operations and financial condition; entering, maintaining and renewing major distribution agreements; a rapidly evolving media landscape; WWE Network (including the risk that we are unable to attract, retain and renew subscribers); our need to continue to develop creative and entertaining programs and events; the possibility of a decline in the popularity of our brand of sports entertainment; the continued importance of key performers and the services of Vincent K. McMahon; possible adverse changes in the regulatory atmosphere and related private sector initiatives; the highly competitive, rapidly changing and increasingly fragmented nature of the markets in which we operate and greater financial resources or marketplace presence of many of our competitors; uncertainties associated with international markets including possible disruptions and reputational risks; our difficulty or inability to promote and conduct our live events and/or other businesses if we do not comply with applicable regulations; our dependence on our intellectual property rights, our need to protect those rights, and the risks of our infringement of others’ intellectual property rights; the complexity of our rights agreements across distribution mechanisms and geographical areas; potential substantial liability in the event of accidents or injuries occurring during our physically demanding events including without limitation, claims alleging traumatic brain injury; large public events as well as travel to and from such events; our feature film business; our expansion into new or complementary businesses and/or strategic investments; our computer systems and online operations; privacy norms and regulations; a possible decline in general economic conditions and disruption in financial markets; our accounts receivable; our indebtedness including our convertible notes; litigation; our potential failure to meet market expectations for our financial performance, which could adversely affect our stock; Vincent K. McMahon exercises control over our affairs, and his interests may conflict with the holders of our Class A common stock; a substantial number of shares are eligible for sale by the McMahons and the sale, or the perception of possible sales, of those shares could lower our stock price; and the volatility of our Class A common stock. In addition, our dividend is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends (including under our revolving credit facility), general economic and competitive conditions and such other factors as our Board of Directors may consider relevant. Forward-looking statements made by the Company speak only as of the date made and are subject to change without any obligation on the part of the Company to update or revise them. Undue reliance should not be placed on these statements.  For more information about risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q.